Morgan Stanley Variable Insurance Fund, Inc.  - Global
Strategist Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3



Securities Purchased:  PNC Bank National Association
3.100% due 10/25/2027
Purchase/Trade Date: 10/18/2017
Offering Price of Shares: $99.966
Total Amount of Offering: $1,000,000,000
Amount Purchased by Fund: $300,000
Percentage of Offering Purchased by Fund: 0.030%
Percentage of Fund's Total Assets: 0.58%
Brokers: Morgan Stanley, Barclays, Goldman Sachs &
Co. LLC, PNC Capital Markets LLC,  Citigroup, Credit
Suisse, Deutsche Bank Securities, J.P. Morgan, Sandler
O'Neill + Partners, L.P., US Bancorp, Wells Fargo
Securities
Purchased from: Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.